January 29, 2003

Badgley Funds, Inc.
1420 Fifth Avenue
Seattle, WA 98101

Attention:  President and Treasurer/Chief Financial Officer


RE:      Form N-SAR Certification for the Badgley Funds, Inc.


Ladies/Gentlemen:


     U.S. Bancorp Mutual Fund Services, LLC ("USBFS") serves as fund accountant and administrator of Badgley Funds, Inc. ("Company") pursuant to the Fund Administration Servicing Agreement and Fund Accounting Servicing Agreement each dated June 23, 1998 between Badgley Funds, Inc. and USBFS. This letter is furnished to the Company and its President and Treasurer (the Company and such officers are collectively referred to herein as "you") in connection with the semi-annual Form N-SAR Certification to be signed by the President and Treasurer/Chief Financial Officer of the Company for the six months ended November 30, 2002 pursuant to Section 30a-2 under the Investment Company Act of 1940, as amended. The Company's Form N-SAR is prepared by USBFS and the financial information contained therein is based upon the Company's Statement of Assets and Liabilities, Statement of Operations and Statement of Changes in Net Assets for the six month period ended November 30, 2002 ("Financial Statements") also prepared by USBFS.

     a. USBFS hereby certifies and represents to you to be true and correct as of the date hereof:

     b. In preparing the Company's Form N-SAR for the Badgley Funds, USBFS has performed compliance monitoring for the Company and has prepared certain compliance reports for the Company's Board of Directors. You acknowledge that you have reviewed and approved such compliance reports and are not aware of any material inaccuracy in such reports for the six month period ended November 30, 2002.

     c. Based on our knowledge as of the date hereof, the financial information included in the Company's Form N-SAR and the Financial Statements on which the financial information is based are complete and accurate in all material respects and were prepared in accordance with accounting principles generally accepted in the United States of America and Regulation S-X under the federal securities laws.

     d. Based on our knowledge, the financial information contained in the Company's Form N-SAR does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made in the Company's Form N-SAR, in light of the circumstances under which they were made, not misleading.

     e. USBFS maintains those internal controls that it deems necessary to ensure the accuracy of the financial information included in Form N-SAR and the Financial Statements on which such financial information is based. USBFS also has obtained a Statement of Auditing Standards No. 70 report on its mutual fund accounting operations for the period ended August 30, 2002. There were no significant deficiencies or material weaknesses related to USBFS's internal control structure noted in such report. Since the date of such report, USBFS has not made any significant changes in the design or operation of its internal control structure.

     f. USBFS is not aware of (1) any significant deficiencies in the design or operation of, any material weaknesses in its internal controls; or (2) any fraud that involves management or other employees who have a significant role in the Badgley Funds internal controls.


We undertake to inform you in writing immediately if any information contained herein ceases to be accurate after the date hereof.



                                 Very truly yours,

                                 U.S. BANCORP FUND SERVICES, LLC


                                 By:        /s/ Joe Neuberger
                                            -------------------------
                                            Joe Neuberger
                                            Senior Vice President